EXHIBIT 11.1

                               BEST BUY CO., INC.

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                   (Amounts in 000, except per share amounts)

                                   (unaudited)



                                               Three Months Ended        Six Months Ended
                                              ---------------------    ----------------------
                                              August 26,  August 27,   August 26,   August 27,
                                                 1995        1994        1995           1994
                                              ----------  ----------   ----------  ----------
Earnings:
  Net earnings available to common shares     $    5,714  $    7,600   $   10,386  $   11,841
                                              ----------  ----------   ----------  ----------
                                              ----------  ----------   ----------  ----------

Shares:
  Weighted average common shares
    outstanding                                   42,639      41,946       42,509      41,864

  Adjustments:

  Assumed issuance of shares purchased
    under stock option plans                         984       1,262        1,113       1,362
                                              ----------  ----------   ----------  ----------

  Total common equivalent shares                  43,623      43,208       43,622      43,226
                                              ----------  ----------   ----------  ----------
                                              ----------  ----------   ----------  ----------


  Net earnings per common share               $      .13  $      .18   $      .24  $      .27
                                              ----------  ----------   ----------  ----------
                                              ----------  ----------   ----------  ----------

Note: The computation of earnings per common share assuming full dilution results in anti-dilution.